EXHIBIT 4.2
                                                 Amendment to Retainer Agreement

                                 LAW OFFICES OF
                                 HORWITZ & BEAM
                                TWO VENTURE PLAZA
                                    SUITE 350
                            IRVINE, CALIFORNIA 92618
                                 (949) 453-0300
                                 (310) 842-8574
                               FAX: (949) 453-9416

Gregory B. Beam, Esq.                                Malea M. Farsai, Esq.
Lawrence W. Horwitz, Esq.                            Ralph R. Loyd, Esq.
Lawrence M. Cron, Esq.                               Patti L. W. McGlasson, Esq.
Lynne Bolduc, Esq.                                   Bernard C. Jasper, Esq.
                                                     George L Rogers, Esq.
                                                          Of Counsel

                                  May 14, 1998

Mr. Daniel Richard VIA FACSIMILE
Cryo-Cell International, Inc.
8900 Grand Ave.
Baldwin, New York 11510

      RE: LEGAL REPRESENTATION

Dear Mr. Richard:

      On June 4, 1996, Cryo-Cell International, Inc. (the "Company") entered into a Retainer Agreement with Horwitz & Beam pursuant to which the Company agreed to issue Options to purchase up to $250,000 of shares of Common Stock of the Company (the "Compensation Shares") in consideration for legal services to be provided to the Company commencing as of the date of the agreement. The term of the Retainer Agreement shall be until either party terminates the agreement. Under the terms of the Retainer Agreement, Horwitz & Beam is to represent, advise, and counsel with the Company concerning proposed litigation by the Company against the University of Arizona and other defendants (the "Matter"). The Company registered 10,000 of the Compensation Shares on Form S-8 filed with the Securities and Exchange Commission (the "Commission"). As of the date hereof, Horwitz & Beam has earned in excess of 10,000 shares of Common Stock of the Company.

      The Company wishes to continue the engagement of Horwitz &Beam in the Matter and wishes to continue the engagement under similar payment terms as those set forth above. Therefore, the Company and Horwitz &Beam hereby amend the Retainer Agreement to provide for the registration of Form S-8 of an additional 25,000 Compensation Shares payable to Horwitz &Beam as follows:

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      (a) 16.5% of the aggregate recovery up to the day prior to the commencement of the Mandatory Settlement Conference; this amount shall increase to 20% upon commencement of the Mandatory Settlement Conference; plus

      (b) $100 per hour payable in the form of stock as follows: Horwitz & Beam will bill the Company on a monthly basis. Immediately upon execution of the bill, Horwitz & Beam shall receive the total amount owed on the bill in the form of shares of Common Stock issued by the Company (the "Compensation Shares"). This amount shall include all attorneys' fees and costs contained in Horwitz & Beam's bill. The conversion rate of the bill into the Compensation Shares shall be at the closing bid-price on the date of the bill (the "Exercise Price"). All Compensation Shares issued for the payment of services shall have a lock-up period of 90 days (the "Lock-Up Period") following the date of the bill giving rise to the right to receive the Compensation Shares. Upon the day which constitutes the final day of the Lock-Up Period, the Company has the right to redeem the Compensation Shares by paying cash for the Compensation Shares at the Exercise Price in $5,000 increments. In the event the Shares are not redeemed with the payment of such cash, Horwitz & Beam shall have the right to immediately trade the Compensation Shares on the public securities markets. All Compensation Shares issued for the payment of costs shall have no lock-up period and Horwitz & Beam shall have the right to immediately trade such Compensation Shares on the public securities markets. Horwitz & Beam may only receive up to $250,000 worth of Compensation Shares as a result of its representation in connection with the Matter. In the event Horwitz & Beam is retained in connection with other litigation arising from the facts of the Matter, then any fees received by Horwitz & Beam shall be used to mitigate the amount owed by the Company under this paragraph.

      If this letter correctly sets forth your understanding and agreement with respect to the matters mentioned above, please execute and return one copy of this letter.

                                          Very truly yours,

                                          HORWITZ & BEAM

                                          /s/ LAWRENCE W. HORWITZ
                                          -----------------------
                                              Lawrence W. Horwitz

The undersigned hereby confirms and agrees that this letter, executed and effective this 14th day of May, 1998, sets forth my understanding and agreement.

CRYO-CELL INTERNATIONAL, INC.

BY: /s/ DANIEL D. RICHARD
    ---------------------
Title: Chief Executive Officer
SSN: 22-302-3093